EXHIBIT 13.1

Donald Harrison, CPA
3545 Camino Del Rio South, Suite D
San Diego, CA 92108

AMENDED INDEPENDENT AUDITOR'S REPORT

Board of Directors                                              August 27, 2000
Senior Care Industries, Inc. (the Company)
410 Broadway, 2nd Floor
Laguna Beach, CA 92651

I have audited the Balance Sheet of Senior Care Industries, Inc., as of December 31, 2000 and December 31, 1999 and the related Statements of Operations, Stockholders' Equity and Cash Flows for those years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on our audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion the financial statements referred to above present fairly, in all material respects, the financial position of Senior Care Industries, Inc., as of December 31, 2000 and December 31, 1999, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Donald Harrison
---------------------
Donald Harrison, CPA


September 11, 2001
                                       F-2

                           SENIOR CARE INDUSTRIES, INC.

                                  BALANCE SHEET

                                     ASSETS

                                        December 31, 1999      December 31, 2000
                                        -----------------      -----------------

CURRENT ASSETS:

Cash                                         $    38,117          $      43,485
Notes Receivable                                                         57,903
Accounts Receivable                                                     714,526
Inventory                                                               553,250
Deposits
 Equipment Deposits                                                       1,275
 Real Estate Deposits                                                   141,700
Prepaid Federal Income Tax                                                1,400
Prepaid State Income Tax                                                 15,720
Other Current Assets                                                     16,164
Prepaid expenses                                   2,550                  8,968
                                          ---------------         --------------

Total current assets                              40,667              1,552,391
                                                                  --------------

FIXED ASSETS:

Machinery & Equipment                                                   134,835
Office Equipment                                                         17,681
Leasehold Improvements                                                   28,933
Capitalized Equipment Leases                                             50,673
Less: Accumulated Depreciation                                          (51,084)
                                                                  --------------
Total Machinery, Equipment & Leasehold Improvements                     181,038

Real Estate
 Construction in Progress-Capitalized Interest                          839,951
 Construction in Progress                     13,744,857             14,889,307
 Rental Property                               1,800,000              1,800,000
 Capitalized Expenses on Real Estate Projects                         2,251,198
Less: Accumulated Depreciation                   (22,222)               (44,284)
                                          ---------------         --------------
Total Real Estate                             15,522,635             19,536,172
                                          ---------------         --------------
Total Fixed Assets                            15,522,635             19,717,210

OTHER ASSETS:

Goodwill Noble Furniture                                              1,732,240
Investment in Rent USA, Inc.                                          2,250,000
Investment in LLC                              3,234,000              3,234,000
Less: Accumulated Amortization                                          (76,088)
                                          ---------------         --------------
Total Other Assets                             3,234,000              6,140,152
                                          ---------------         --------------
TOTAL ASSETS                              $   18,797,302          $  27,409,753
                                          ===============         ==============

See accompanying notes and auditor's report.


                          SENIOR CARE INDUSTRIES, INC.

                                  BALANCE SHEET

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                 December 31, 1999       December 31, 2000
                                                 -----------------       -----------------
CURRENT LIABILITIES:

Accounts Payable                                                             $    462,585
Accrued Payroll Payable                                                            11,178
Garnishment Payable                                                                   552
Payroll Taxes Payable                                                               7,597
Accrued State Income Taxes Payable                                                  4,090
State Sales Tax Payable                                                               512
Notes Payable, Current Portion                                                     23,074
Reserve Accounts                                                                    4,995
Current Portion Real Estate Loans                          200,110
                                                     --------------          -------------
Total Current Liabilities                                  200,110                514,583

LONG TERM LIABILITIES

Notes Payable, Non Current Portion                         700,000              2,561,021
Real Estate Loans Payable                                8,935,613             13,024,623
                                                     --------------          -------------
Total Long Term Liabilities                              9,635,613             15,585,644
                                                     --------------          -------------

TOTAL LIABILITIES                                       10,600,946             16,100,227
                                                     --------------          -------------

STOCKHOLDERS' EQUITY:

Series A convertible preferred stock, $.001 par value
34,500 shares issued and outstanding                            34
Series B convertible preferred stock, $.001 par value
400,000 shares issued and outstanding                          400
Series D convertible preferred stock, $.001 par value
2,000,000 shares authorized and outstanding                                        2,000
Common stock, $0.001 par value, 50,000,000 shares
authorized, 6,662,154 shares issued and outstanding          6,662
13,399,001 shares issued and outstanding                                          13,399
Additional paid in capital                              10,262,533            13,438,761
Accumulated deficit                                     (2,073,273)           (2,144,634)
                                                     --------------          -------------
Total stockholders' equity                               8,196,356            11,309,526
                                                     --------------          -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $  18,797,302          $ 27,409,753
                                                     ==============          =============

See accompanying notes and auditor's report.



                          SENIOR CARE INDUSTRIES, INC.

                            STATEMENTS OF OPERATIONS

                                 For Years Ended

                                                              December 31, 1999 December 31, 2000
                                                              ----------------- -----------------
REVENUES:

Property rental                                                 $   100,428       $   687,321
Furniture sales                                                                     5,416,210
Other Income                                                                            1,750
Sales Returns & Discounts                                                            (135,605)
Interest Income                                                                         4,943
                                                                ------------      ------------
Total Income and Net Sales                                          100,428         5,974,619

Less: Cost of Goods Sold                                                           (4,231,730)
                                                                ------------      ------------
Gross Profit on Sales                                               100,428         1,742,889

Less: Selling, general and administrative                          (314,080)       (1,811,027)
                                                                ------------      ------------
Net Loss                                                           (213,652)          (74,584)
Less: State Income Tax                                                                 (3,223)
                                                                ------------      ------------
Loss on discontinued operation, net of tax of $0                    (20,816)
                                                                ------------      ------------
Net Loss after tax provision                                    $  (234,468)      $   (71,361)
                                                                ============      ============

Weighted average number of common shares outstanding:
                  Basic and diluted                               4,784,546        13,399,001
                                                                ============      ============
Net Profit or loss attributable to common shareholders per share:
                  Basic and diluted                             $     (0.05)      $     (0.01)
                                                                ============      ============

Loss per share from discontinued operation:                     $     (0.004)

See accompanying notes and auditor's report.



                          SENIOR CARE INDUSTRIES, INC.

                             STATEMENT OF CASH FLOWS

                               For the Year Ended

                                                           December 31, 1999  December 31, 2000
                                                           -----------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss                                                    $   (234,468)      $    (71,361)

Adjustments to reconcile net income to net cash used in operating activities:

Depreciation expense                                              22,222             73,147
Amortization expense                                                                 76,988
Loss on discontinued operation                                    20,816

Changes in operating assets and liabilities:
Inventory                                                                          (553,250)
Accounts Receivable                                                                (772,420)
Prepaid expenses                                                  (2,550)          (182,677)
Accrued interest expense                                          65,333
Accounts Payable                                                                    314,583
                                                            -------------      -------------
         Net cash used in operating  activities                 (128,647)        (1,114,999)
                                                            -------------      -------------
CASH FLOWS FROM INVESTING ACTIVITIES:

Costs of real estate construction                             (3,884,857)        (4,235,600)
Acquisition of Noble fixed assets                                                  (232,199)
Acquisition of Noble goodwill                                                    (1,732,240)
Investment in Rent USA                                                           (2,250,000)
                                                            -------------      -------------

         Net cash in investing activities                     (3,884,857)        (8,449,962)

CASH FLOWS FROM FINANCING ACTIVITIES

Common stock and paid in capital transactions                      5,000          4,385,631
Proceeds from construction/real estate and other loans         4,045,789          5,184,658
                                                            -------------      -------------

         Net cash provided by financing activities             4,050,789          9,570,329
                                                            -------------      -------------
Net increase  in cash                                             37,285              5,368

Cash at beginning of period                                          832             38,117
                                                            -------------      -------------
Balance at end of period                                    $     38,117       $     43,485
                                                            =============      =============
Supplemental disclosure of cash flow information Cash paid during the year for:
                  Interest expense,
                  Net of amounts capitalized                $     81,433       $    758,518
                                                            =============      =============

Supplemental disclosure of non-cash
investing and financing activities:
The Company acquired the following assets
and assumed liabilities for
common and preferred shares during the year for:
                  Real estate                                $11,660,000
                  Investment in LCC                            3,234,000
                  Investment in Stock                                             3,982,240
                  Real estate loans                           (5,789,824)
                  Note payable                                  (700,000)
                                                            ------------        ------------
                                                             $ 8,404,176        $ 3,982,240
                                                            ============        ============


See accompanying notes and auditor's report.


                                               SENIOR CARE INDUSTRIES, INC.

                                               STATEMENT OF CHANGES IN
                                               STOCKHOLDERS' EQUITY For the
                                               Years Ended December 31, 1999 and
                                               2000

                              Series A          Series B         Series D                       Additional                 Total
                          Preferred Stock  Preferred Stock   Preferred Stock   Common    Stock    paid-in  Accumulated Stockholder's
                          Shares   Amount  Shares    Amount  Shares    Amount  Shares    Amount   capital    Deficit      Equity
                          ----------------------------------------------------------------------------------------------------------
Balances as of
December 31, 1998
and 1997                    34,500      34        -   $    -     -       -       182,032     182  1,860,237  (1,838,805)     21,648

Common stock
issued for cash                  -       -        -        -     -       -     5,000,000   5,000          -           -       5,000

Stock issued for net
assets  purchased from
East-West Community
Developer, Inc.                  -       -  400,000      400     -       -     1,480,122   1,480   8,402,296          -   8,404,176
(as restated - see Note 2)

Net loss December 31, 1999       -       -        -        -     -       -             -     -             -   (234,468)   (234,468)
(as restated - see Note 2)

Balances as of
December 31, 1999           34,500      34  400,000      400     -       -     6,662,154   6,662  10,262,533 (2,073,273)  8,196,356
                           ---------------------------------------------------------------------------------------------------------
Conversion of
Series A Preferred         (34,500)    (34)                                      172,500     172                                172

Conversion of
Series B Preferred                         (400,000)    (400)                  2,000,000   2,000                              2,000

Stock Issued for
Purchase of Assets                                           2,000,000  2,000    750,000     750   5,434,750              5,437,500

Stock Dividend
11 shares for 10                                                               1,132,411   1,133  (1,101,278)            (1,100,145)

Stock Issued to
Consultants, Officers
& Directors                                                                    2,540,772   2,541  (1,229,528)            (1,227,421)

Regulation S Stock
issued to Europeans                                                              141,164     141      72,284                 72,425

Net Loss December 31, 2000                                                                                      (71,361)    (71,361)
Balances as of
December 31, 2000            -       -        -        -    2,000,000  2,000  13,399,001  13,399  13,438,761 (2,144,634) 11,309,526
                           =========================================================================================================


See accompanying notes and auditor's report.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                      December 31 1999 and December 31, 2000

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized February 26, 1968 under the laws of the State of Idaho as Golden Chest, Inc. ("the Company"). During all of 1998 and through April 1999, the Company was inactive.

On April 2, 1999, the Company transferred its existing assets which consisted of patented mining claims to Paymaster Resources Incorporated. There were no liabilities. Paymaster Resources Incorporated was a company that was controlled by the directors of Golden Chest, Inc. who thereafter resigned and new directors were appointed. The purpose of this transfer was to leave Golden Chest with no assets and no liabilities. The book value of these assets was $20,816, which is recorded as a loss from discontinued operations in the accompanying statement of operations for 1999. The purpose of this transfer was to obtain a shell company which had no assets or liabilities. No consideration was paid to the directors upon their resignation.

On April 2, 1999, the Company Board of Directors authorized a 1 for 100 reverse stock split of the Company's $0.10 par value common stock. On April 3, 1999, the Company's Board of Directors approved increasing the authorized common stock to 25,000,000 shares at $0.001 par value and increasing the authorized preferred stock to 5,000,000 shares at $0.001. For purposes of comparison, all financial statements reflect the retroactive effects of the reverse split and the changes in par value and authorized common and preferred stock.

On April 30, 1999, the Company completed an asset purchase agreement where it purchased the assets and assumed the liabilities of East-West Developer, Inc. ("East-West") for a note payable of $700,000, 1,480,122 shares of common stock, and 400,000 shares of Series B preferred stock. The Series B preferred stock was converted on April 5, 2000 to common stock in the Company. The total value of the acquisition of $8,404,176 was based on the book value of net assets of East-West which Senior Care received, which consist of real estate assets that had been recently appraised and related real estate loans. Management felt that the recent appraisals where sufficient determinants of value as of the acquisition date.

On August 26, 1999, the Company changed its name to Senior Care Industries, Inc. and the corporate situs to Nevada.

The Company previously reported its financial statements under SFAS 7 as a developmental stage company. During fiscal 1999, the Company was no longer considered in the development stage as it has generated income from its intended sources since that year.

The Company had a net loss of ($71,361) for the year ended December 31, 2000 which increased its accumulated deficit to ($2,144,634) as of that date. Management believes its rental operations, acquisitions and anticipated sales of condominium units beginning in the first quarter of 2001 will be sufficient to fund its operations and meet its working capital requirements through the end of 2001 and beyond. There is no assurance that the Company will be able to generate sufficient revenues or obtain sufficient funds where needed, or that such funds, if available, can be obtained on terms satisfactory to the Company.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

Accounting policies for investments in other entities:

Senior Care has investments in the Delran Associates, LLC, Noble Furniture and Rent USA.

The Delran investment was part of the East-West Developer asset acquisition and was based on the book value of net assets which Senior Care received, which consist of real estate assets that were recently appraised. Senior Care received a 45% membership interest in that limited liability company.

The purchase of Noble Furniture was valued based upon an appraisal of the assets of that company and the number of shares of Senior Care Common stock given was based upon the market price of those shares as of the date the transaction was completed. The difference between the value of the assets and the value of the stock paid was considered good will and is being amortized over a period of 15 years. In that transaction, Senior Care obtained all of the outstanding shares of Noble Furniture and it is now a wholly owned subsidiary.

Senior Care purchased common stock in Rent USA in exchange for Series D Preferred stock in Senior Care. The value of the transaction was based upon the book value of Rent USA as of September 30, 2000, which was the most recent financial statements available prior to the effective date of the transaction. Senior Care obtained approximately 43.5% of Rent USA which, according to the unaudited financial statements prepared by others for the period ended September 30, 2000, had a net asset value of $2,250,000 as of the transfer date.

On a quarterly basis, Senior Care management assesses whether there is likely to be any impairment of its value in its investments in Rent USA or Delran. Whether there is any impairment is determined after reviewing the financial statements of those entities and making a determination as to whether in the view of management, the investment is impaired for any reason. If the investment is considered impaired, then management should inform its principal accountant accordingly and adjustments to the value of the asset will be made on the financial statements.

General accounting polices and procedures are as follows:
---------------------------------------------------------

a. Senior Care records revenues from real estate sales when the escrow on the real estate transaction closes, that is when title has passed to the buyer and Senior Care receives the money it is owed on the transaction. No real estate sales had occurred as of the end of the period reported here. No policy has yet been developed on the value of property held for resale and whether the value of that property may be impaired as a result of not being able to sell it.
     Once the Company has some experience in the resale of property held for resale, then such a policy will be developed.

     As to rental income, rent is treated as received when it is actually received. Senior Care has written lease agreements with its tenants. These lease agreements are usually for a period of at least one year and are seldom for more than three years. They contain only cost of living adjustments in the rental amount, there are no gross percentage leases where the tenant pays an amount to the landlord based upon its gross business, and the landlord pays all upkeep, building maintenance, insurance and taxes.

     The only sales which Senior Care had during the reporting period were from furniture sales at Noble Furniture. Sales are recorded when the furniture is delivered to the customer.

b. The Company has not yet adopted any policy regarding payment of dividends. No cash dividends have been paid since inception.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                      December 31 1999 and December 31, 2000

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

c. The cost of buildings and improvements are depreciated over the estimated useful life when they are placed in service. The Company utilizes the straight-line method of depreciation calculated over thirty years.

d. The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

e. The Company is required to estimate the fair value of all financial instruments included on its balance sheet at December 31, 2000. The Company considers the carrying value of such amounts in the financial statements (cash, real estate loans and note payable) to approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization and interest rates, which approximate current market rates.

f. The Company has net operating loss carry forwards as of December 31, 2000 that results in a deferred tax asset of approximately ($2,144,634). The Company has recorded a valuation allowance of against this asset in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for income taxes." The Company will review its need for a provision for income taxes after each operating quarter and each period for which a statement of operations is presented. The Company's marginal tax rate is 0% as a result of the valuation allowance.

g. Basic net income per common share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the exercise of convertible preferred stock and options, are included in the computation of diluted net income per common share to the extent such shares are dilutive.

h. The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. At December 31, 2000, management determined that there has been no impairment of the Company's long-lived assets. There can be no assurance, however, that market conditions will not change or demands for the Company's services will continue which could result in future long-lived asset impairments. Impairment of long-lived assets would be determined based upon events which when evaluated would lead management to conclude that the value of the asset may have been impaired due to some circumstance such as a loss of asset value by the entity in which Senior Care had invested or from the sell-off or liquidation of the assets of the entity causing its value to decrease.

i.   Inventories are stated at cost determined using the first-in, first-out
     (FIFO) method, but not in excess of market. Inventories consist of raw materials, work-in process and finished goods. Costs include materials and direct labor. Inventories as stated on these financial statements are net after a deduction for doubtful accounts. Doubtful accounts from experience are a minor amount and for that reason, have not been stated separately.

j. Noble Furniture makes allowance for doubtful accounts which is included in sales returns and allowances, also including discounts. Sales returns and discounts are based upon actual returns and discounts given. The reduction for doubtful accounts is based upon historical patterns which demonstrate that less than 2% of accounts receivable will not pay their accounts within 120 days.
                                      F-10

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

k. Senior Care consolidates financial statements for its operations based upon whether the company owns 80% or more of an entity. Presently, the company has three segments that it reports on consolidated statements, real estate rental operations, real estate sales operations and furniture operations. There are no entities in this group of which Senior Care owns less than 100% of the operation at the present time.

NOTE 3 - REAL ESTATE

Real estate is made up of the following at

                                     December 31, 1999      December 31, 2000
                                     -----------------      -----------------

Rental property                        $ 1,800,000             $ 1,800,000
Capitalized Construction Interest                                  839,951
Capitalized Expenses                                             2,251,199
Construction in progress                13,744,857              14,889,306
Less: Accumulated Depreciation                                     (44,285)
                                      ------------            ------------
                                       $15,522,635             $19,736,172
                                      ============            ============

Senior Care did not begin capitalizing construction expenses and interest pursuant to Statement of Financial Accounting Standards No. 34 until January 1, 2000. All costs associated with obtaining entitlements for real estate projects which the company is undertaking, all legal, architectural, engineering and accounting costs associated with those projects are included in capitalized expenses. All interest paid on construction loans is also capitalized. Interest only becomes an expense once a project has been completed and is held for rental income. Interest paid on projects where the property is held for resale becomes a cost of the project and is capitalized.

Senior Care capitalized the following on construction projects during 2000:

Detail of Capitalized Expenses:

San Jacinto 223 Home Project                                        $   113,068
Pahrump 3,500 Home Project                                              120,390
Flamingo 55 Town Home Project                                            56,410
Signature Properties, New Mexico                                         37,362
Bellflower Christian Center                                              16,010
Evergreen Manor II                                                      213,077
Pecos Russell Business Center                                         1,567,134
Friendly Bear Plaza                                                      37,683
Broadway-Acacia                                                           7,285
Other Projects under consideration not yet identified                    82,780
                                                                   ------------
Total                                                               $ 2,251,199

Detail of Capitalized Interest:

Evergreen Manor II                                                  $   397,357
Signature Properties                                                     11,297
Friendly Bear Plaza                                                     180,819
Pecos Russell Business Center                                           250,478
                                                                   ------------
Total                                                               $   839,951

                          SENIOR CARE INDUSTRIES, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 3 - REAL ESTATE, CONTINUED

The following projects were under construction as of the periods ended:

                                     December 31, 1999       December 31, 2000
                                     -----------------       -----------------

Evergreen Manor II                      6,284,000               7,428,249
Pecos Russell Business Center           3,500,200               3,500,200
Friendly Bear                           3,400,657               3,400,657
Signature Properties                      560,000                 560,000
                                     --------------          --------------
Total:                               $ 13,744,857            $ 14,889,306

NOTE 4 - MORTGAGE DEBT

The Company had the following mortgage obligations as of the date indicated:

                                                                       Dec. 31, 1999     Dec. 31, 2000
                                                                       -------------     -------------
Friendly Bear Property
----------------------
A secured term loan with a bank, bearing interest at 8.5%, payable in equal monthly installments of $17,312.
Balloon payment due 2009.                                              $ 2,139,435       $ 2,139,435

Signature Property
------------------
A construction loan with a mortgage company, bearing interest at 12.5% payable in interest only monthly installments
of $26,695. Balloon payment due June 1, 2003.                            2,297,025         2,297,025

Note: This loan had been due on June 1, 2001 and was extended under the same terms and conditions to June 1, 2003 during the first quarter of 2001.

Pecos Russell
-------------

A construction loan with a mortgage company, bearing interest at 12.5% payable in interest only monthly installments of $11,219. Balloon payment due January
2000. The loan was refinanced with a bank bearing interest at 9.25% payable in monthly installments of principal of $9,400 plus interest through December
2009. Balloon payment due January 2010.                                  1,760,000         2,753,478

Broadway Property
-----------------
A 1st trust deed loan with a bank, bearing interest at 8.375%
payable in monthly installments
of principal and interest of $7,116 through March 2027.                   692,079            692,079

A 2nd trust deed loan with a bank, bearing interest
at 14% payable in monthly installments of principal
and interest of $2,200 through January 2001. Balloon
payment due February 2002.                                                311,789            311,789

Evergreen Manor Property
------------------------
A construction loan with a bank, bearing interest
at prime plus 1.25% payable in interest only monthly
installments of $17,538. Balloon Payment due
February, 2002.                                                         2,635,285          4,830,817
                                                                     ------------        -----------
Total                                                                $  9,635,503        $13,024,623
                                                                     ============        ===========

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                      December 31 1999 and December 31, 2000

NOTE 4 - MORTGAGE DEBT, CONTINUED

Maturities of mortgage notes payable are as follows:

         2002                                                     5,142,606
         2003                                                     2,467,925
         2004 and thereafter                                      7,610,531
                                                                ------------
                                                                $13,024,623
                                                                ============
NOTE 5 - OTHER DEBT

The Company as part of the asset purchase agreement with East- West Community Developer, agreed to issue to a non-related third party a $700,000 note with principal and accrued interest due on March 29, 2002. This note is unsecured.

Noble Furniture has a credit line with Celtic Capital which is secured by inventory and accounts receivable under the terms of which Noble can borrow 50% of current inventory and 80% of eligible accounts receivable. Eligible accounts receivable are receivables which are due within a period of 60 days. Celtic also allows a portion of Noble's equipment also to act as collateral. The weighted average interest rate on borrowings under the Celtic credit line was 12% during the year 2000.

Senior Care also has a credit line with American Auditors, LLC but that credit line is not secured by any assets of Senior Care. These borrowings contain a flat interest rate of 10% per annum on the declining balance due. These borrowings are unsecured.

The balances due on these credit lines as of the end of the years were as follows:

                                     December 31, 1999      December 31, 2000
                                     -----------------      -----------------

Celtic Capital
        Accounts Receivable                                   $  408,028
        Inventory                                                 83,000
        Equipment                                                 93,700
                                                              ----------
        Total Celtic Capital:                                    584,728
American Auditors                                              1,276,293
East-West Community Developer        $    700,000                700,000
                                     ------------             ----------
Total Other Loans:                   $    700,000             $2,561,021
                                     ============             ==========

NOTE 6 - COMMON STOCK

On May 1, 2000 the Company purchased Noble Furniture for 750,000 shares of Company common stock valued at $3,187,500 which was comprised of $232,199 in equipment, $1,223,061 in inventory, accounts receivable and cash totaling $1,223,061. The balance of $1,732,240 was booked as good will. The combination has been accounted for by the purchase method. Accordingly, the Company recorded assets acquired at their fair values. The Company accounted for the acquisition under the purchase method of accounting. The good will is being amortized over a period of 15 years.

The Articles of Incorporation authorize 50,000,000 shares of common stock. As of December 31, 2000, the Company had a total of 13,399,001 shares outstanding. It should be noted here that on March 15, 2001, a 30 to 1 reverse split reduced the number of outstanding shares from that amount to 446,634.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 7 - PREFERRED STOCK

SERIES A
--------
As of April 2, 1999 the Company had 34,500 of its Series A preferred stock, convertible at .12 shares of the Company's $0.001 par value common stock for 1 share of preferred. The Series A preferred shares have no preferences for the payment of dividends or liquidation preferences. Those shares were converted to 172,500 shares of common stock on April 5, 2000. There are presently no Class A Preferred shares outstanding.

SERIES B
--------
On April 30, 1999 as part of the East-West purchase the Company issued 400,000 shares of its Series B preferred stock, par value $0.001, convertible at 5 shares of common stock for each share of preferred stock converted. The Series B preferred shares have no preferences for the payment of dividends or liquidation preferences. The option to convert the stock to common shares was exercised on April 30, 2000. As of December 31, 2000, there were no Series B Preferred shares outstanding.

SERIES C
--------
The Company set up Series C preferred stock for the purpose of issuing stock in exchange for land in Tennessee. That transaction was canceled and the stock issued was voided. There is presently no Series C preferred stock outstanding.

SERIES D
--------
On October 3, 2000, the Company issued 2,000,000 shares of Series D preferred stock to Rent USA, Inc. in exchange for 5,000,000 shares of common stock in Rent USA, Inc. which was issued to Senior Care. The transaction had a stated value in the contract of $2,250,000. 5,000,000 shares of Rent USA represented 43.5% of the shares outstanding in that company as of the date of the transaction. The value was derived by dividing the book value per share of Rent USA into the value of Senior Care common stock as of the date of the transaction which was $1.125 per share. Even though there is no market for Series D preferred, the preferred stock was determined to have a value equal to the common stock for purposes of this transaction. The book value of Rent USA was based upon its unaudited statement for the nine month period ended September 30, 2000. That unaudited statement which was not prepared by us is attached as Exhibit 99 to this prospectus.

NOTE 8 - SENIOR CARE COMMITMENTS

The Company has an equipment lease requiring payments of $320 per month which will expire in July, 2002.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 9 - STOCK BENEFIT PLAN

The Board of Directors authorized the 2000 Stock Option Plan under the terms of which, options, if exercised, would result in the issuance of 584,792 shares of pre-reverse common stock to certain officers and directors of the Company. The total number of shares is reduced to 19,493 when the 30 to 1 reverse split of March 15, 2001 is considered. The option price to exercise these options was a fixed option price of $.10 per share at the time of exercise which was prior to the reverse split being implemented. All of the options were exercised on or before October 1, 2000. No options were forfeit or expired during the year. The Company accounts for stock-based employee compensation arrangements under the intrinsic method pursuant to APB 25. The following table sets forth the amount paid to Senior Care upon exercise of the options and the actual value of the shares at the date of the grant of the option which was on September 1, 2000.

584,792 shares at $.10 per share: Option Price Paid:     $    58,479
Bid price of stock on grant date of Sept. 1, 2000
of $1.60 per share                                       $  (950,287)
                                                         -----------
Resulting compensation expense attributable to issue:    $  (801,808)

NOTE 10 - EARNINGS PER SHARE

The following table sets forth the computation of basic earnings per share for the periods indicated:

                                                                     Dec. 31, 2000      Dec. 31, 1999
                                                                     -------------      -------------
         Numerator:
                  Numerator for basic net profit per share           $  (71,361)        $ (234,468)
                                                                      ==========        ===========
         Denominator:
                  Denominator for basic loss per share - weighted
                    average shares outstanding                        13,339,001         4,784,546
                                                                      ==========        ===========

NOTE 11 - LITIGATION

Senior Care is involved in the following legal proceedings, all stemming from its ownership interest in the Delran Associates, LLC:

1. Robert B. Wasserman, Chapter 7 Trustee v. Willy Farah, Madeline Farah, Aziz Holdings, LLC, Aziz Holding, Inc., Senior Care Industries, Inc., Golden Chest, First American Stock Transfer, Inc. and Asia Bank, N.A., Bankruptcy Case No. 98-44940, Adversary Proceeding No. 00-3361, District of New Jersey.

2. International Thermal Packaging, Inc. v. Willy Farah and Robert B. Wasserman, Chapter 7 Trustee, Bankruptcy Case No. 98-44940, Adversary Proceeding No. 00-3274.

Management does not expect that this litigation will ultimately result in a damage award against the Company. It could result in an adjustment to the value of the Company's interest in Delran or could wipe out the value of that interest completely. Normally, management makes adjustments to the value of Company investments quarterly if the Company is aware of any information which would negatively impact the investment. To date, no adjustments to the Delran investment has occurred. The Company has been required to expend approximately $75,000 to date defending its Delran interest in these proceedings by way of legal fees. It is anticipated that expenditure could increase by an additional $50,000 in legal fees over the next year.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 12  - STOCK OPTION

On April 5, 1999, in connection with the acquisition of East-West, the Company's Board of Directors authorized the Company to grant a consultant the right to subscribe for and purchase up to 5,000,000 shares of the Company's common stock, $0.001 par value at an exercise price of $0.00083333 per share expiring on April 5, 2001. On April 5, 2000, the holder of the option returned the option to the Company marked void and it was canceled on the books of the Company.

Had this option been exercised, it would have resulted in the issuance of only 166,667 shares of Common stock due to the 30 to 1 reverse split which took effect on March 15, 2001.

NOTE 13 - SUBSEQUENT EVENTS

Reverse Split of Common Shares
------------------------------

On March 12, 2001, the Shareholders authorized and the Board of Directors voted that all holders of common stock would receive 1 share of common stock for each 30 shares owned as of March 15, 2001. This resulted in reducing the number of common shares outstanding as of that date from 13,399,001 to 466,634.

The purchase of property from Tri-National's Mexican subsidiaries:
------------------------------------------------------------------

During May of 2001, Senior Care International, S.A. de C.V., a Mexican corporation wholly owned by Senior Care, executed contracts for deed on various properties in Baja California. The agreements became effective as of April 30, 2001 but were not actually executed in their present form until May 22, 2001.

There were generally four groups of properties involved in these transactions. They were as follows:

1.     THE HILLS OF BAJAMAR

The Hills of Bajamar property is a 2,500-acre parcel located in the Municipality of Ensenada, on the Pacific Ocean side of Baja California, Mexico, roughly 50 miles south of San Diego, California. The purchase contract was completed in 1992 through Tri-National's wholly-owned Mexican subsidiary, Planificacion Desarollos de Jatay, S.A. de C.V. ("Planificacion"). The contract provided for an overall purchase price of $6,000,000 for the 2,500 acres ($2,400 per acre or $.60 per sq. meter). Pursuant to that Agreement, the property was to be purchased on a gradual basis in 247-acre increments at $600,000 for each increment. As of the date of the Purchase Agreement with Senior Care, Planificacion owned a total of 650 acres. The balance of 1,750 acres is held in a trust with Banco Ixe, with title to additional acres releasable to Planificacion as additional annual $600,000 payments are made. In the event Planificacion is unable to make its scheduled annual payments, the trust is subject to cancellation and the property will be subject to refinancing under which Planificaction may be required to pay a significantly higher price per acre. The balance owing on the remaining 1,750 acres is $4,200,000 at $600,000 annually with no interest until 2003. Senior Care purchased only the present 650 acres owned by Tri-National's Mexican subsidiary together with the right to purchase additional acreage as Tri-National becomes entitled to purchase it.

Under the contract with Senior Care, 650 acres were conveyed plus 100% of Planificacion's rights under the Option Agreement. The purchase price by Senior Care was $14,950,000. Senior Care paid $23,333 per acre in the form of 300,000 shares of Series F Convertible Preferred stock which is convertible into 20 shares of Senior Care Common stock for each share of Series F Preferred on a formula which allows 20% of the Preferred shares to be converted in the 24th month following the acquisition and 20% convertible on each 12th month anniversary date thereafter until all of the Preferred shares have been converted. Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, redeem all or any portion of the Common stock issued by the payment of cash under a formula that is set forth in the contract. Additionally, up to $11,262,481 in Series F preferred will be redeemed when Senior Care issues Series I preferred stock to Tri-National corporate note holders.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 13 - SUBSEQUENT EVENTS, CONTINUED

2.   PLAZAS RESORT TIMESHARES AND COMMERCIAL PROPERTY

In December of 1996, Valcas Internacional, S.A., a subsidiary of Tri-National agreed to acquire 100% of the stock of Inmobilaria Plaza Baja California, S.A., a Mexican corporation, including its existing assets, which included 16+ developed acres of ocean front land within the Bajamar resort with plans for 328 vacation ownership (timeshare) units for $16,079,055, payable with notes for $9,079,055 and stock.

Senior Care purchased this property for $16,079,055. Senior Care assumed the outstanding mortgage on the property of $9,079,055 and will pay a total of $7,000,000 by issuing 150,000 shares of Series F Convertible Preferred stock. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to a time table.

3.  PLAZA ROSARITO

On November 20, 1998, Tri-National Holdings, S.A. de C.V., a wholly owned Mexican subsidiary of Tri-National, purchased the Plaza San Fernando from Banco Bital with a $1 million cash down payment. In July of 1999, Capital Trust, Inc. of New York, the Company Investment Banker, provided the remaining $8 million necessary to close and complete the escrow.

Senior Care entered into a contract for deed to purchase this property for a total purchase price of $13,000,000 for the 15 acre undeveloped ocean front property and $20,200,000 for the 9 acres of developed land where the partially completed shopping center is located. The payment is being made by the issuance of 500,000 shares of Series F Preferred stock in Senior Care which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to the terms of the Contract. Additionally, up to $8,000,000 plus accrued interest and fees in Series F preferred will be redeemed when Senior Care pays Capital Trust the monies due to it by Tri-National, its officers and certain directors.

4.  PORTAL DEL MAR CONDOMINIUMS

In February of 1999, Tri-National Portal, S.A. de C.V. signed purchase agreements and provided a $500,000 down payment to acquire Portal Del Mar for $1,250,000. Portal Del Mar is a 123-unit, 2 and 3-bedroom condominium development on 6 acres overlooking the Pacific Ocean in Baja California, Mexico, just south of Rosarito Beach. The 126 ocean view condominiums are in various stages of completion, with approximately 46 completed. Some of these have already been sold and the owners are residing in them.

Senior Care purchased a 2/3rds undivided interest in this property for $6,000,000 paying 50,000 shares of Series F Convertible Preferred which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract. The other 1/3rd undivided interest is owned by Bersain Gutierrez, a Mexican national.

Senior Care assumed its proportional share of the debt on this property. Senior Care's portion of that debt is approximately $600,000.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 13 - SUBSEQUENT EVENTS, CONTINUED

Recap of Tri-National Acquisitions:
----------------------------------

Senior Care purchased assets held by Tri-National's Mexican subsidiaries as follows:

Name of Property        Purchase Price          Payment           Conversion           Repurchase Option
--------------------------------------------------------------------------------------------------------

Planificacion           $14,950,000             300,000 Series F  20% after 24 months  Repurchase option
                                                Preferred         20% each 12 months   30 days on 1st conversion
                                                                  Until all converted  30 days on later conversions
                                                                                       $11,262,481 redemption
                                                                                       when SB-2 becomes effective

Inmobilaria             $16,079,055             150,000 Series F  20% after 24 months  Repurchase option
                                                Preferred         20% each 12 months   30 days on 1st conversion
                                                                  Until all converted  30 days on later conversions

Tri-National Holdings   $33,200,000             500,000 Series F  20% after 24 months  Repurchase option
                                                Preferred         20% each 12 months   30 days on 1st conversion
                                                                  Until allconverted   30 days on later conversions
                                                                                       $8,000,000+ redemption when
                                                                                       Capital Trust paid

Tri-National Portal     $ 6,000,000             100,000 Series F  20% after 24 months  Repurchase option
                        -----------             Preferred         20% each 12 months   30 days on 1st conversion
                                                --------          Until all converted  30 days on later conversions
Total:                  $70,229,055             1,050,000 Shares
                                                Series F Preferred

The Tri-National controversy:
-----------------------------

On May 25, 2001, Tri-National reported to the SEC on a form 8-K that it's subsidiaries had sold these properties to Senior Care International S.A. de C.V., a wholly owned subsidiary of Senior Care Industries, Inc. It also reported that those sales closed on April 30, 2001. Then on May 27, 2001, Tri-National filed another Report on form 8-K with the SEC stating that Senior Care had made a tender to Tri-National shareholders. Then, on July 12, 2001, Tri-National filed a new report with the SEC on Form 8-K. In that report, Tri-National reported that the Board of Directors of Tri-National had voted to cancel all transactions with Senior Care effective July 2, 2001.

Senior Care's position is that the action by Tri-National's board attempting to cancel the transaction as of July 2, 2001 had no effect on the property sales that Senior Care had made for the properties in Baja California for the following reasons:

1. The properties were owned by Tri-National's Mexican subsidiaries. The respective boards of directors of those Mexican corporations had full authority to act independently of the board of Tri-National Development with the right to sell the properties of those Mexican subsidiaries and did so.

2. The action by the Tri-National Board came after Tri-National Development reported on Form 8-K that the sales had closed on May 25, 2001. The action of the Board reported on July 12, 2001 attempted to cancel the sales effective July 2, 2001 but those sales had already closed on April 30, 2001.

3. The property sales had been approved by the respective boards of the Mexican subsidiaries before the property sales closed. Additionally, Senior Care obtained legal opinions with regard to each property transaction from Mexican counsel, copies of which are attached to this prospectus.

                           SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 13 - SUBSEQUENT EVENTS, CONTINUED

The Tri-National Receivership
-----------------------------

On June 22, 2001, a Restraining Order was issued by the Superior Court of the State of California in the matter of Capital Trust, Inc. v. Tri- National Development Corporation, et al., County of San Diego, Case No. GIC756510 in which Senior Care Industries, Inc., as a non-defendant, third party, was restrained and enjoined from receiving, transferring, assigning, disposing of, interfering with, hypothecating or encumbering any rights to any real property owned by Tri-National Development Corporation or any of its wholly owned subsidiaries. This action followed the appointment of a receiver who was ordered to take possession of all property of Tri-National Development Corporation on May 24, 2001.

Senior Care's lawsuit against Tri-National and its directors
------------------------------------------------------------

On August 15, 2001, Senior Care filed a lawsuit in the Superior Care of the County of San Diego in California, Case No. GIC772507 in which Senior Care sued Tri-National and all of its directors for breach of contract, defamation, and fraud in connection with certain statements which Senior Care believes were false, misleading and fraudulently made by Tri-National management in connection with the tender offer which Senior Care made to Tri-National shareholders and which were made with the intention of causing Tri-National shareholders to have a bad opinion of Senior Care.

Rent USA Equipment Leases
-------------------------

On January 23, 2001, Senior Care leased mining equipment which it in turn sub-leased to Equip USA, a wholly owned subsidiary of Rent USA. The leases were obtained and Senior Care agreed to become liable under the terms of the leases based upon Rent USA's representation that the equipment would be leased continually for at least the first two years to a single user under a written contract for the rental of the equipment. The obligations of the Company on these leases and the cost of the equipment leased were as follows:

Equipment                                  Cost           Monthly Payment
----------------------------------------------------------------------------
Nordberg 30x55 Jaw
Crusher & Cone                        $   796,535

9 Payments commencing 2/1/2001                               $ 25,000
50 Payments commencing 11/1/2001                               14,607

Superior Radial Stacker                    74,000

9 Payments commencing 2/1/2001                                  2,328
50 Payments commencing 11/1/2001                                1,367

2 Thunderbird Portable Conveyors          104,000

60 Payments commencing 4/25/2001                                1,762

                           SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 13 - SUBSEQUENT EVENTS, CONTINUED

Senior Care management discovered that after only three months use, the equipment was being returned to Senior Care by the end user and that Senior Care would have to find a new user for the equipment. By this time, Rent USA management who had expertise in the rental, repair, maintenance and operation of the equipment had left Rent USA, Rent USA was no longer doing any appreciable business and it appeared that Senior Care would be required to take over the entire equipment rental operation. Senior Care was unwilling to do so. Furthermore, management of Senior Care without the management of Rent USA, has no expertise in the equipment rental business. As a result, Senior Care negotiated with the original lessor of the equipment to find a new lessee for that equipment. It has also brought a lawsuit against all of the individuals and entities involved in this matter. Senior Care management has determined that the Company may suffer a loss as a result of the failure to honor all obligations under the terms of these leases. The extent of the loss is yet undetermined but is estimated to result in a one-time loss of approximately $300,000 at such time as Senior Care actually suffers the loss which will not be until such time as the equipment can be resold and a deficiency amount determined. The determination of the amount of the anticipated loss was determined after discussions with the lessors of the equipment leaseholds who have experience with the resale of this type of equipment.

Rent USA Litigation
-------------------

On July 31, 2001, Senior Care brought suit against Rent USA, its officers and directors, Equip USA, its officers and directors and the finance companies who leased the rock crushing equipment to Senior Care. This action entitled Senior Care Industries, Inc. v. Tom E. Kaplan, et al. was filed in the Superior Court of Orange County, California, Case No. 01CC00345 and assigned to the Honorable William F. McDonald in Department CX101. The lawsuit charges breach of contract, breach of fiduciary duty, fraud, conversion and RICO violations [18 U.S.C. 1962, et seq.] against various defendants.

Sale of Broadway-Acacia Building
--------------------------------

During the month of April, 2001, Senior Care divested itself of the Broadway-Acacia building which it owned at 410 Broadway in Laguna Beach, California, returning it to Broadway-Acacia LLC at the price of $1,800,000 and assumption of debt from Senior Care. This resulted in a reduction of Other Assets on the balance sheet of $1,800,000 and a reduction of debt in the amount of $1,004,868 which had been reported on the balance sheet for the year ended December 31, 2000. Senior Care retained a 10 year lease to the second floor of the building.

NOTE 14 - SEGMENT INFORMATION

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers.

Senior Care has developed the following segment information, the first being from rental income which the Company receives from the rental of its income real property, Broadway-Acacia, Pecos Russell Business Center and Friendly Bear. The second is income received from the Noble Furniture manufacturing operation. Eventually, once income begins being derived from the sale of property which the Company holds for resale such as Evergreen Manor II, the Company will report that income as a segment as well.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 14 - SEGMENT INFORMATION, CONTINUED

Income from the rental property segment and expenses incurred in connection with that segment for the 12 month period ended is as follows [there was no separate reporting of segments during the year 1999 due to the fact that the Company was beginning its operations and had not yet identified segments]:

                                     1999                2000
                                 -------------        ------------

Rental Income                     $ 100,428           $  687,321
Less: General & Administrative
       Expenses                    (314,080)            (790,175)
                                  ---------            ---------
Loss Attributable to
 Rental Operations:               $(213,652)          $ (102,854)

Income and expenses incurred in connection with the Company's Noble Furniture operations are as follows:

Sales                                                 $5,282,355
Less: Cost of Good Sold                               (4,231,730)
                                                      ----------
Gross Profit on Sales                                  1,050,624
Less: Selling, General &
         Administrative Expenses                      (1,020,852)
                                                      ----------
Net Profit Before Taxes                                   29,772
Less: State Income Tax                                     3,223
                                                      ----------
Net Profit from Furniture Operations:                 $   26,549

NOTE 15 - RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the calculation required to establish the ratio of earnings to fixed charges for the periods ended:

                                     December 31, 1999       December 31, 2000
                                     -----------------       -----------------

Fixed Charges
 Interest
    Interest on Real Estate                                  $    839,951
    Interest on Credit Lines         $    115,000                 190,284
                                     ------------            ------------
Total Fixed Charges:                 $    115,000            $  1,030,235

Earnings
 Pretax Income                       $   (234,468)           $    (71,361)
 Fixed Charges                            115,000               1,030,235
                                      -----------            ------------
                                      $  (119,468)           $    958,874

Resultant Ratio of Earnings to
 Fixed Charges                            1.04:1                1.07:1